Exhibit 5.1

Transatlantic Holdings, Inc.

March 15, 2010

Transatlantic Holdings, Inc.

80 Pine Street

New York, New York 10005

Ladies and Gentlemen:

I have examined (i) the Registration Statement on Form S-3 (File No. 333-155811) filed with the Securities and Exchange Commission (the “Commission”) on December 1, 2008, as amended on May 28, 2009 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the prospectus dated May 28, 2009, forming a part thereof, together with the documents incorporated therein by reference; (iii) the preliminary prospectus supplement dated March 8, 2010, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on March 8, 2010; (iv) the final prospectus supplement dated March 9, 2010, in the form to be filed with the Commission pursuant to Rule 424(b) under the Securities Act on March 10, 2010; and (v) the Underwriting Agreement, dated as of March 9, 2010, among the Company, American Home Assurance Company, a New York insurance company (the “Selling Stockholder”), and a wholly-owned subsidiary of American International Group, Inc., and Goldman, Sachs & Co., Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriting Agreement”) in connection with the offering and sale of shares of the Company’s underwritten stock, par value $1.00 per share, by the Selling Stockholder (the “Underwritten Stock”).

I have examined originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such documents as I have deemed relevant and necessary as the basis for the opinions set forth below.  In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.  As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing and in reliance thereon, I, in my capacity as Senior Vice President and General Counsel of the Company, am of the opinion that the shares of Underwritten Stock are validly issued, fully paid and non-assessable.

I render no opinion herein as to matters involving the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”) and the United States of America.  This opinion is limited to the current laws of the DGCL and the current federal laws of the United States, and to the current judicial interpretations thereof and to the facts as they exist on the date hereof.  I am not admitted to practice law in the State of Delaware, but I am generally familiar with the DGCL, as currently in effect, and have made such inquiries as I considered necessary to render my opinion.  I assume no obligation to revise or supplement my opinions should the present laws, or the interpretation thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Validity of the Common Stock” in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gary A. Schwartz
Gary A. Schwartz
Senior Vice President and General Counsel